Regency Energy Partners Announces Midstream Industry Veteran as Chairman, President and CEO

DALLAS, March 19, 2008 – The Board of Directors of the managing general partner of Regency Energy Partners LP (Nasdaq: RGNC) announced today the appointment of midstream industry veteran Byron R. Kelley as chairman of the board, president and CEO effective April 1.

Kelley – who starts upon the planned retirement of Regency’s current chairman, president and CEO, James W. Hunt – brings more than 35 years of experience in operational and commercial roles with gas gathering, intrastate pipeline and interstate pipeline companies in the southeastern United States. He has served in executive management positions for the past 20 years.

“Byron’s proven success in leading organizations through growth makes him an exceptional fit to step into the role as Regency’s leader,” said Regency Board Member Dan Castagnola, Chairman of Regency’s Nominating Committee.  “His track record with strategic, organic growth, and infrastructure projects as well as acquisitions will benefit Regency as we continue to grow as a midstream service provider.”

Kelley joins Regency from CenterPoint Energy in Houston, where he served as senior vice president and group president of pipeline and field services.  Kelley was responsible for commercial, operational, strategic, regulatory and development aspects of two business units and three lines of business, including two interstate pipeline companies, a gathering and processing company and a remote monitoring and data gathering company.  During his four years with CenterPoint, he helped the company identify and act on over $1.2 billion in growth capital investments.

Prior to that, he served as executive vice president of development, operations and engineering, and as president of El Paso Energy International in Houston, with a focus on international pipelines and independent power generation.  Kelley spent 10 years at Tenneco Energy in Houston in management and executive positions, overseeing operational, commercial, strategic planning and business development functions as well as acquisitions and divestitures.  He also served on its four-person Executive Council. Earlier in his career, Kelley worked for Louisiana Intrastate Gas Corp. in Alexandria, La., and Southern Natural Gas Co. in Birmingham, Ala., and Jackson, Miss.

Kelley is a past chairman and member of the Board of Directors of the Interstate National Gas Association and served as one of the association’s representatives on the Natural Gas Council.  Kelley holds a bachelor’s degree in civil engineering from Auburn University.

“We would like to thank Jim Hunt for his leadership through Regency’s transition during and after the purchase of a controlling interest of the General Partner by GE Energy Financial Services, and for extending his stay until an ideal candidate is in place,” said James F. Burgoyne, Chairman of Regency’s Executive Committee and a Managing Director at GE Energy Financial Services.  “We wish him the best in his retirement.”

Mr. Hunt said the company is fortunate to have attracted an executive of the caliber of Byron Kelley. “I have known and respected Byron professionally for 20 years. He is the best choice to continue Regency’s growth.”

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com